EXECUTION COPY

PURCHASE AGREEMENT

By and Between

General Electric Capital Corporation

as Seller

and

MMA Capital TC Fund I, LLC

as Purchaser

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the thirtieth (30th) day of November, 2015 (the “Effective Date”), by and between MMA Capital TC Fund, I, LLC, a Delaware limited liability company (“Purchaser”), and General Electric Capital Corporation, a Delaware corporation (“Seller”). Seller and Purchaser are sometimes referred to herein as the “Parties” and each individually as a “Party.”  Capitalized terms have the meanings given to such terms in Section 1 of this Agreement.

RECITALS:

A.WHEREAS, the Transferred Companies own, directly or indirectly, the Fund Interests and the Direct Operating Partnership Interests.

B.WHEREAS, Seller owns, directly or indirectly, all of the Equity Interests.

C.WHEREAS,  an Affiliate of Seller owns all of the interests in the Transferred Loans.

D.WHEREAS, Seller and its Affiliates desire to sell to Purchaser, and Purchaser desires to purchase from Seller and its Affiliates, (1) all of the Equity Interests and (2) all of Seller’s interests in the Transferred Loans, in each case in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT:

1.	Definitions.

In this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning given in Section 23.

“Actual Knowledge” means, with respect to the Seller, the actual knowledge as of the date hereof of the principal portfolio manager after due inquiry of certain relevant asset managers, excluding implied knowledge, constructive knowledge and similar concepts; provided, however, that with respect to each Indirect Operating Partnership, the Actual Knowledge of Seller is based solely on reporting, notices or other written communications actually received from the general partner or managing member of the applicable Fund, without further duty of inquiry.

“Additional Deposit” has the meaning given in Section 2.5(c).

“Affiliate” means as to any person or entity, any other person or entity which controls, is controlled by, or is under common control with, such person or entity.  Control means the power to direct the affairs or management of a person or entity, whether by ownership of voting securities, contract right or otherwise.

“Agreement” has the meaning given in the Preamble.

“Assets” means the Transferred Assets, the Fund Interests, the Operating Partnership Interests and the Properties.

“Assignment and Assumption Agreement”  means the agreements in the form of  Exhibit  A and Exhibit B.

“Base Purchase Price” has the meaning given in Section 2.2.1.

“Books and Records” has the meaning given in Section 4.2.6.

“Business Day” means any day on which federally chartered banks are open for business in New York, New York.

“Closing” has the meaning given in Section 2.2.1.

“Closing Date” has the meaning given in Section 2.2.1.

“Closing Update” has the meaning given in Section 2.2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Controlled Assets” has the meaning given in Section 2.2.2(a).

“Deductible” has the meaning given in Section 16.2(c)(i).

“Deposit” means the Initial Deposit and the Additional Deposit.

“Direct Operating Partnership” means an Operating Partnership in which a Transferred Company or Subsidiary owns a Direct Operating Partnership Interest.

“Direct Operating Partnership Interest” means an interest in an Operating Partnership that is owned directly by a Transferred Company or a  Subsidiary thereof (excluding any such interest held by a Fund), all of which interests are listed on Schedule 3, including as to each such Operating Partnership the Transferred Company or Subsidiary which owns the interest therein.

“DLE” has the meaning given in Section 2.6.2

“Effective Date” has the meaning given in the Preamble.

“Equity Interests”  means the equity interests in the Transferred Companies.

“Escrow Account” has the meaning given in Section 2.5(b).

“Force Majeure Event” means an act or event beyond the control of the parties and includes terrorism, cyber-attack, war, riot, large-scale electrical outage or an act of God.

“Fund” means a proprietary or multi-investor Tax Credit fund that owns, directly or indirectly, one or more Operating Partnership Interests.

“Fund Interest” means an interest in a Fund that is owned, directly or indirectly, by a Transferred Company, all of which interests are set forth on Schedule 4, including as to each such Fund the Transferred Company or the Subsidiary which owns the interest therein.

“Heritage Interests” has the meaning given in Section 5.3.2(a).

“HUD” means the United States Department of Housing and Urban Development.

“Indemnitee” has the meaning given in Section 16.2(d)(i).

“Indemnitor” has the meaning given in Section 16.2(d)(i).

“Indirect Operating Partnership” means an Operating Partnership in which a Fund owns an Indirect Operating Partnership Interest.

“Indirect Operating Partnership Interest” means an interest in an Operating Partnership that is owned, directly or indirectly, by a Fund, all of which interests are listed on Schedule 5, including as to each such Fund the Transferred Company or Subsidiary which owns the interest therein and each Operating Partnership in which the Fund owns an interest.

“Initial Deposit” has the meaning given in Section 2.5(b).

“Liens” has the meaning give in Section 7.2.1.

“Loan Prepayment” has the meaning given in Section 2.2.2.

“Loss” or “Losses” means all claims, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees, provided, that (i) Losses shall not include consequential damages, special damages, damages determined by any reference to a multiple, punitive damages, or lost profits, and (ii) for purposes of computing Losses incurred by an Indemnitee, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or receivable by such Indemnitee or any of such Indemnitee’s Affiliates in connection with such Losses or the circumstances giving rise thereto.  For the avoidance of doubt, Losses include any Tax Credits that are lost, disallowed or recaptured, and any associated penalties and interest, as a result of a breach by Seller of any representation, warranty, or covenant set forth in this Agreement or the failure of Seller to obtain all Required Consents other than any consents related to technical termination matters.

“Material Adverse Effect” means any change or effect that is materially adverse to the business, operations, financial condition or results of operations of the Transferred Companies, taken as a whole.

“Material Contract” means any contract which entitles a Transferred Company or Subsidiary to receive, or which obligates a Transferred Company or Subsidiary to pay, in excess of $100,000.

“MHDC” has the meaning given in Section 5.3.2(a).

“Multi-Investor Fund” means a Fund in which there are multiple investor members.

“Operating Partnership Interest” means, collectively, all Direct Operating Partnership Interests and all Indirect Operating Partnership Interests.

“Operating Partnership” means a limited partnership or limited liability company that owns a Property and in which a Transferred Company owns, directly or indirectly, an Operating Partnership Interest.

“Organizational Documents” means the Certificate or Articles of Incorporation, By-laws and Shareholders’ Agreement (if any), as to any corporation, the Certificate of Limited Partnership and Partnership Agreement, as to any partnership, and the Certificate of Formation and Operating Agreement, as to any limited liability company, and any documents of a similar nature.

“Party” has the meaning given in the Preamble.

“Projected Credits” means the Tax Credits which, as of the date hereof, to the Actual Knowledge of Seller, are expected to be generated by each Direct Operating Partnership or Fund beginning in (and including) January 2016.

“Property” means a multifamily apartment project which is eligible for Tax Credits and is owned by an Operating Partnership.

“Property Sale” has the meaning given in Section 2.2.2.

“Purchase Price” has the meaning given in Section 2.2.1.

“Purchaser” has the meaning given in the Preamble.

“Purchaser Indemnitees” has the meaning given in Section 16.2(b).

“Recapture” has the meaning given in Section 6.1

“Regulatory Agreements” means any regulatory or similar agreement between the Operating Partnership and any governmental entity or pursuant to which a Property is bound in connection with regulatory schemes of any governmental entity or imposed by any applicable state housing authority as a condition to the allocation of Tax Credits

(whether federal or state) or which otherwise either (i) materially restricts the use or ownership of the properties owned by an Operating Partnership or the leasing thereof other than those generally applicable to rental properties; (ii) entitles an Operating Partnership or its Property, or persons leasing apartment units therein, to rental subsidies, including those under Section 8 of the United States Housing Act of 1937 or any comparable rental assistance program; (iii) entitles an Operating Partnership or its Property to an exemption, deferral or reduction in interest or debt service payable in connection with any mortgage financing provided by any such governmental entity or the direct or indirect holders of any such mortgage debt to an exemption from taxation or reduction in taxation of the interest paid or payable thereunder; or (iv) entitles an Operating Partnership or its Property to an exemption, reduction or deferral of property or similar taxes or payments in lieu thereof.

“Reorganization” has the meaning given in Section 2.6.1.

“Required Consents”  means the consent of all persons and entities (including any applicable governmental units or agencies) whose consent is required by law, by contract, by Regulatory Agreement or otherwise for the transfer to Purchaser or its designees of any of the Transferred Assets, the Fund Interests and the Operating Partnership Interests, or the lack of whose consent would constitute a violation of any law or contract applicable to the Transferred Assets, the Fund Interests, the Operating Partnership Interests, or the Operating Partnerships, including the consents of lenders, Tax Credit allocating agencies and the partners or members of any Operating Partnership or Fund.

“Section 336(e) Allocation” has the meaning given in Section 6.9(b).

“Section 336(e) Allocation Notice of Objection” has the meaning given in Section 6.9(b).

“Section 336(e) Allocation Review Period” has the meaning given in Section 6.9(b).

“Section 336(e) Election” has the meaning given in Section 6.9(a).

“Section 336(e) Sellers” means the Seller, Affordable Housing & Power Buyer Service Inc. and LN Realty, Inc.

“Section 336(e) Targets” means the Transferred Companies and Subsidiaries that are treated as corporations for federal income tax purposes, all of which are members of the Seller’s affiliated group (within the meaning of Section 1501(a) of the Code) filing a consolidated federal income Tax Return.

“Seller Indemnitees” has the meaning given in Section 16.2(a).

“Subsidiaries” means Heller Affordable Housing, Inc., DLE Investors, L.P., Royal Kinau Partnership, and Capmark Affordable Tax Credit Fund 3, LLC.

“Tax Credits” means the low-income housing tax credits allowed for low-income housing under Section 42 of the Code and any other comparable provision of state income tax law.

“Third Party Claim” has the meaning given in Section 16.2(d)(ii).

“Transfer” means a sale, disposition, or other transfer of any nature.

“Transferred Assets” means the Equity Interests and the Transferred Loans.

“Transferred Companies” means the entities set forth on Schedule 1.

“Transferred Loans” means the loans set forth on Schedule 2, which Schedule includes the outstanding principal balance and the borrower of each loan as of November 19, 2015.

2.	Sale and Purchase.

2.1     Generally.

 Subject to the terms and conditions of this Agreement, at the Closing Seller shall (or shall cause its Affiliates to) sell, assign and transfer to Purchaser, and Purchaser shall purchase, assume and acquire from Seller (or its Affiliates), (a) the Equity Interests and (b) the Transferred Loans.  Seller shall (or shall cause its Affiliates to) convey title to Purchaser or its designees as Purchaser may request.

2.2     Purchase Price.

2.2.1    Payment of Purchase Price. The purchase price for the Transferred Assets shall be Two Hundred Forty-Four Million Dollars ($244,000,000) (the “Base Purchase Price”).  The Base Purchase Price may be adjusted prior to Closing in accordance with this Section 2.2 (as so adjusted, the “Purchase Price”). The Purchase Price and any other amounts due pursuant to this Agreement shall be paid on the date (the “Closing Date”) of the closing under this Agreement (the “Closing”) by wire transfer of immediately available funds to an account designated by Seller.

2.2.2    Base Purchase Price Adjustments Prior to Closing.

(a)    To the extent Seller and its Affiliates have the contractual right to cause or prevent a  Transfer of any Assets other than the Transferred Loans (the “Controlled Assets”), Seller and its Affiliates shall not cause or permit any such Transfer to be contracted for between the date hereof and the Closing, other than as described on Schedule 2.2.2(a), unless Purchaser has consented thereto, which consent shall set forth a minimum credit to be given to Purchaser on the Base Purchase Price as a result of the Transfer of such interest (the  “Minimum Credit”).  If, between the date hereof and the Closing, there is a Transfer of any non-Controlled Asset (other than a Transferred Loan), the Minimum Credit shall be $1.20 for every dollar of Projected Credits that will be lost as a result of the Transfer of such non-Controlled Asset.

(b)    Within two (2) Business Days of learning that a Transfer has been consummated, Seller shall submit to Purchaser a statement identifying (i) the Assets other than Transferred Loans (if any) that have been Transferred since the Effective Date and with respect to which proceeds of the Transfer have been received by Seller or its Affiliates (any such Transfer, a “Property Sale”), and (ii) Transferred Loans (if any) that have been amortized, prepaid or Transferred since November 19, 2015 and with respect to which the amortization proceeds, prepayment proceeds or proceeds of Transfer have been received by Seller or its Affiliates (any such transaction, a “Loan Prepayment”).  Such updates are collectively referred to as the

“Closing Update.”  If there has been a Property Sale after the Effective Date and prior to Closing, the Base Purchase Price shall be reduced dollar-for-dollar by the greater of (i) the amount actually received by Seller or its Affiliates as a result of such transaction, or (ii) the Minimum Credit for such Property Sale.  If there has been a Loan Prepayment after November 19, 20152 and prior to Closing, the Base Purchase Price shall be reduced  dollar-for-dollar by the amount actually received on account of principal in the case of amortization proceeds or prepayment proceeds and,   in the case of a Transfer,  by the greater of (i) the amount actually received by Seller or its Affiliates from such transaction other than any prepayment fees or penalties, or (ii) the outstanding principal amount as shown on Schedule 2. For the avoidance of doubt, if there has been a Loan Prepayment, all proceeds thereof shall be the property of Seller and its Affiliates. In addition, prior to Closing the Seller shall provide to Purchaser a schedule setting forth the amount of accrued but unpaid interest as of Closing for the month of December with respect to the Transferred Loans, and the Base Purchase Price shall be increased by such amount. In the event Seller receives any interest for which the Base Purchase Price has been increased, Seller shall promptly remit the payment to Purchaser or its designee.

2.2.3   Access.  In connection with the Closing Update, Seller shall provide Purchaser with reasonable access to information reasonably appropriate to confirm the accuracy thereof, including regularly maintained electronic tapes of the Property, Operating Partnership Interest, Equity Interest and Transferred Loan portfolios, and documents and agreements related thereto.

2.3No Financing Contingency.    Purchaser acknowledges and agrees that Purchaser’s obligations under this Agreement are not in any way conditioned upon obtaining any financing for all or any portion of the Transferred Assets for any of the amounts payable by Purchaser hereunder.

2.4Transfer Taxes. Purchaser shall be solely responsible for the payment of, and shall pay, any transfer, recording, deed or similar taxes that may be payable as a result of the transactions contemplated by this Agreement and Purchaser shall and does hereby indemnify and hold harmless each of Seller and its Affiliates with respect thereto.

2.5Due Diligence; Deposit.

(a)    Purchaser shall have from the date hereof through and including Closing (or earlier termination of this Agreement),  in which to perform Purchaser’s due diligence of the Assets.  Seller shall use its reasonable best efforts to promptly provide Purchaser with any requested due diligence materials within Seller’s possession or control.

(b)    On the Effective Date Purchaser is depositing Five Million Dollars ($5,000,000) (the “Initial Deposit”) into an account (the “Escrow Account”) with Wells Fargo as escrow agent pursuant to an Escrow Agreement entered into by the parties.  The Initial Deposit shall be non-refundable as of the Effective Date, and shall be promptly released to Seller in the event this Agreement terminates prior to Closing, and Purchaser shall, as of such time, have no rights with respect thereto.

(c)    If the Closing has not occurred on or prior to 11:59 P.M. Eastern time on December 10, 2015, Purchaser shall then deposit an additional Five Million Dollars

($5,000,000) into the Escrow Account. If the Closing has not occurred on or prior to 11:59 P.M. Eastern time on December 16, 2015, Purchaser shall then deposit an additional Five Hundred Thousand Dollars ($500,000) into the Escrow Account.  If the Closing has not occurred on or prior to 11:59 P.M. Eastern time on December 23, 2015, Purchaser shall then deposit an additional Five Hundred Thousand Dollars ($500,000) into the Escrow Account. At the time of depositing any additional amounts into the Escrow Account pursuant to this Section 2.5(c), Purchaser shall simultaneously provide to Seller a written list of any remaining outstanding due diligence items required by Purchaser and Purchaser’s expected timing to Closing. All amounts deposited into the Escrow Account pursuant to this Section 2.5(c) are referred to as the “Additional Deposit.” In the event the Closing has not occurred prior to 11:59 P.M. Eastern time on December 31, 2015,  the entire Additional Deposit shall be promptly released to Seller at such time, and Purchaser shall, as of such time, have no rights with respect thereto.

(d)    At Closing, the Initial Deposit and the Additional Deposit and any earnings thereon shall be released to Seller and thereby applied to the Purchase Price.

2.6Pre-Closing Organizational Changes.

2.6.1    Reorganization.  Purchaser acknowledges that prior to the Closing, Seller and its Affiliates may undertake a reorganization (the “Reorganization”) that includes, among other things, (i) the transfer of (A) some or all of the assets and liabilities of Seller and/or certain of its Affiliates (which may include the Transferred Loans) and (B) some or all of the shares of direct or indirect subsidiaries of Seller (which may include the Equity Interests), in each case, to one or more direct or indirect subsidiaries of General Electric Company and (ii) the merger of Seller with and into General Electric Company.  Purchaser agrees that notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit or restrict the consummation of (or any agreements to consummate) the Reorganization; it being agreed that Seller or its successor shall cause all of the Transferred Assets transferred by it or any of its Affiliates in the Reorganization to be transferred to Purchaser at the Closing to the same extent as is required of Seller hereunder.  If the Reorganization shall occur prior to the Closing, then at the Closing Purchaser shall acquire the Transferred Assets from the then current owners of the Transferred Assets. Each of Seller and Purchaser understands and agrees that any transfers, assignments, sales or other dispositions of assets, interests, rights, capital stock or otherwise made pursuant to the Reorganization, shall be made on an “AS-IS,” “WHERE-IS” basis, without representation or warranty of any kind, and without recourse to the person making such transfer, assignment, sale or other disposition, and without recourse to the recipient thereof.  The foregoing shall not limit any of the representations, warranties or covenants made by Seller pursuant to this Agreement, or the liability of any successor by merger for the accuracy of Seller’s representations and warranties or for the violation of any of Seller’s covenants.

2.6.2    WNC XXIII.  On or before December 28, 2015, Seller shall cause DLE Investors, L.P. (“DLE”) to relinquish to WNC Fund XXIII, L.P. that portion of its interest in such Fund as shall be necessary to reduce DLE’s interest in such Fund below, but as close as practicable to, fifty percent (50%). Such relinquishment shall not affect the Purchase Price unless the percentage is reduced below forty-nine and nine-tenths percent (49.9%).

2.7Retention of Rights.

(a)    Seller shall be entitled to all Tax Credit adjuster and guaranty payments attributable to the loss, disallowance or recapture of any Tax Credits allocable to a Transferred Company or a Subsidiary for any period ending on or prior to the Closing Date. Purchaser shall be entitled to all Tax Credit adjuster and guaranty payments attributable to the loss, disallowance or recapture of any Tax Credits allocable to a Transferred Company or a Subsidiary for any period beginning after the Closing Date. If the aggregate amount of any Tax Credit adjuster or guaranty payments received by the Parties or a Transferred Company or Subsidiary with respect to an Operating Partnership is less than the full amount payable under the applicable Organizational Documents and related guaranty and indemnification agreements, such aggregate amount shall be shared by the Parties in proportion to the respective amounts that would have been payable to each Party if such full amount had been received.

(b)    Nothing in this Agreement nor in any Assignment and Assumption Agreement shall in any way alter or diminish any indemnification rights of Seller or any of the Transferred Companies and Subsidiaries under the Organizational Documents of any Fund or Operating Partnership, as well as any related guaranty or indemnification agreements with any Affiliate thereof,  with respect to matters occurring prior to the Closing Date.  The foregoing notwithstanding, (i) nothing herein shall prevent Purchaser (or any of the Transferred Companies or Subsidiaries) from pursuing, independent of Seller, and with separate counsel, any and all indemnification rights Purchaser may seek to enforce under such Organizational Documents or related guaranty or indemnification agreements, and (ii) Seller shall not initiate any type of proceeding against any general partner or managing member of a Fund or an Operating Partnership if such general partner or managing member is an Affiliate of Purchaser or any of its members.

(c)    Nothing in this Agreement shall prevent (i) Seller from making a claim against a Fund,  any Operating Partnership or Affiliate thereof for any amount of Tax Credit adjuster or guaranty payment payable to a Transferred Company or a Subsidiary with respect to any period ending on or prior to the Closing Date, or (ii) Purchaser from making a claim against a Fund,  any Operating Partnership or any Affiliate thereof for any amount of Tax Credit adjuster or guaranty payment payable to a Transferred Company or a Subsidiary with respect to any period beginning after the Closing Date.  Neither party shall have any liability of any kind or nature whatsoever to the other for any failure by a Fund or Operating Partnership to pay to such other party any Tax Credit adjuster or guaranty payment due to such other Party under any Organizational Document or any related guaranty or indemnification agreement.  Notwithstanding anything in this Section 2.7 to the contrary, Seller shall not initiate any type of proceeding against any general partner or managing member of a Fund or an Operating Partnership if such general partner or managing member is an Affiliate of Purchaser or any of its members.

(d)    Purchaser shall, at Seller’s expense (but only with respect to out-of-pocket expenses payable to third parties), cooperate with Seller to facilitate Seller’s exercise of its rights under this Section 2.7, and Seller shall, at Purchaser’s expense (but only with respect to out-of-pocket expenses payable to third parties), cooperate with Purchaser to facilitate Purchaser’s exercise of its rights under this Section 2.7.

3.	Certain Disclaimers.

3.1“As Is, Where Is”. Purchaser acknowledges and agrees that, at Closing, Purchaser will acquire the Transferred Assets and, indirectly, a beneficial interest in the Funds, the Operating Partnerships and the Properties, and will accept the same “AS IS, WHERE IS, WITH ALL FAULTS,” without any representations or warranties whatsoever as to their fitness, condition, merchantability or any other warranty, express or implied, except to the extent expressly provided otherwise in this Agreement.  Purchaser is relying on its own investigations during due diligence and has not relied and will not rely on, and neither Seller nor any other person has made, any express or implied representations or warranties (except to the extent such representations and warranties are expressly provided in this Agreement), guarantees, statements or information pertaining to the Transferred Assets, the Transferred Companies, the Fund Interests, the Funds, the Operating Partnership Interests, the Properties, or any of them, to whomever made or given, directly or indirectly, orally or in writing.  Purchaser specifically disclaims any warranty, guaranty, or representation, oral or written, past or present, express or implied, concerning the foregoing, or matters related thereto, except as specifically set forth in this Agreement.  Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and loans and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of its consultants and advisors in accordance with this Agreement and, except as to documents and information which are the subject of express representations and warranties in Section 7.2 of this Agreement, it shall make an independent verification of the accuracy of any documents and information provided, made available or obtained by Purchaser.  Purchaser acknowledges that none of Seller or its Affiliates, officers, directors, employees, agents or representatives has made any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, concerning the suitability, manner or standard of construction or appropriateness of the improvements comprising a Property.

3.2RELEASE FROM LIABILITY.  EXCEPT AND SOLELY TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT:

3.2.1    RELEASE  PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS HAD THE OPPORTUNITY IT DEEMS NECESSARY TO INVESTIGATE MATTERS RELATED TO THE TRANSFERRED ASSETS, THE TRANSFERRED COMPANIES, THE FUND INTERESTS, THE FUNDS, THE OPERATING PARTNERSHIP INTERESTS AND THE PROPERTIES DURING DUE DILIGENCE AND, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, PURCHASER HEREBY WAIVES AND FOREVER RELEASES AND DISCHARGES EACH OF SELLER AND ITS AFFILIATES, SUBSIDIARIES AND DIRECT AND INDIRECT SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES FROM ANY AND ALL RIGHTS, CLAIMS, OBJECTIONS, COMPLAINTS AND DEMANDS, AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN, AND WHETHER ARISING BEFORE, ON OR AFTER THE EFFECTIVE DATE OR THE CLOSING DATE, THAT PURCHASER HAS NOW OR MAY HAVE IN THE FUTURE, ARISING OUT OF (A) THE ABILITY OF ANY OPERATING PARTNERSHIP TO GENERATE PROJECTED CREDITS OR TO AVOID THE RECAPTURE OF TAX CREDITS, OR (B) THE PHYSICAL, ENVIRONMENTAL, ECONOMIC, LEGAL OR OTHER CONDITION OF THE PROPERTIES, INCLUDING ANY OBLIGATIONS UNDER ANY LEASE ENCUMBERING THE PROPERTIES RELATING TO THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL COMPLIANCE STATUS OF THE

PROPERTIES, AND INCLUDING ALL CLAIMS IN TORT OR CONTRACT AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT (“CERCLA”), THE RESOURCE CONSERVATION AND RECOVERY ACT (“RCRA”), OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR REGULATION, AND ALL OTHER DUE DILIGENCE MATTERS DESCRIBED ABOVE IN THIS SECTION 3.2.1 OR ANY OTHER PROVISIONS OF THIS AGREEMENT.

3.2.2    WAIVER.  PURCHASER WAIVES THE BENEFITS OF ANY LAW THAT GENERALLY PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY HIM, MAY HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

3.3Acknowledgment.  Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to enter into any portion of the transactions contemplated hereunder without the disclaimers and other agreements set forth above.  Seller acknowledges and agrees that Purchaser is relying on the representations and warranties which are expressly set forth in Section 7.2 of this Agreement.  This Section 3.3 shall survive the Closing or any termination of this Agreement.

4.	Closing.

4.1Date and Time.  The Closing shall occur as promptly as practicable following, but in no event later than, the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Section 4.3,  or such earlier date as mutually agreed upon in writing by Seller and Purchaser. If the Closing occurs prior to 11:59 P.M. Eastern time on December 31, 2015, then (i) the Closing shall occur in escrow and all required deliveries (including the Purchase Price) shall be made into the Escrow Account and the Escrow Account will be automatically released at 12:00 P.M. Eastern time on December 31, 2015, and (ii) the Closing shall be deemed to occur, and all transfers made pursuant to this Agreement shall be deemed to be effective, as of 11:59 P.M. Eastern time on December 31, 2015. The Closing shall take place on the Closing Date in the offices of Paul Hastings LLP, 75 East 55th Street, New York, NY 10022 at 10 A.M. Eastern time, or at such other place and time agreed between the Parties.  The failure of any Party to consummate the Closing on the date and time determined pursuant to this Section 4.1 shall not result in the termination of this Agreement and shall not relieve such Party of any obligation under this Agreement.

4.2Deliveries.

4.2.1    Assignment and Assumption.  At Closing, Seller (and its Affiliates) and Purchaser (and its designees) shall deliver to each other duly executed counterparts of the Assignment and Assumption Agreements in the forms attached hereto as Exhibit A and Exhibit    B;

4.2.2    Payment of Purchase Price  At Closing, Purchaser shall pay to Seller the Purchase Price via one or more wire transfers of immediately available funds pursuant to Section 2.2.

4.2.3    Closing Update. Seller shall deliver to Purchaser the Closing Update and related materials no later than three business days prior to the Closing Date.

4.2.4    Equity Conveyance Documents.    At Closing, Seller (and its Affiliates) shall deliver to Purchaser (or its designees) such stock certificates and similar instruments as may be necessary to convey title to the Equity Interests to Purchaser (or its designees).

4.2.5    Notes, etc.  At Closing, to the extent that any Transferred Loan is owned by an entity other than a Transferred Company or a Subsidiary, Seller (and its Affiliates) shall assign, endorse and deliver to Purchaser (or its designees) such promissory notes and other loan documents as may be necessary to convey the Transferred Loans to Purchaser (and its designees).

4.2.6    Books and Records.  Promptly following the Closing,  Seller shall, to the extent in the possession of Seller, deliver to Purchaser hard or electronic copies of all the books and records of the Transferred Companies and the Subsidiaries, including all books and records pertaining to the Fund Interests, the Operating Partnership Interests and the Transferred Loans (including the originals of all promissory notes) (collectively the “Books and Records”). Seller and its Affiliates shall have the right to retain copies (or if required by applicable law, originals) of the Books and Records relating to periods ending on or before the Closing Date. Purchaser agrees that it shall preserve and keep all original Books and Records for at least the longer of (i) any applicable statute of limitations and (ii) a period of six (6) years from the Closing Date. During such six-year or longer period, Seller and its Affiliates shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such Books and Records.  After such six (6) year or longer period, before Purchaser shall dispose of any of such Books and Records, Purchaser shall, if so requested by Seller, give Seller or any of its Affiliates the opportunity, at their cost and expense, to remove and retain all or any part of such Books and Records as Seller may elect.

4.2.7    Non-Public Confidential Supervisory Information.  If, after the Closing, Purchaser or any of its respective Affiliates inadvertently receives any materials containing non-public confidential information that, in the actual knowledge of Purchaser, Seller may be prohibited by law from disclosing to any third-party, Purchaser shall, or shall cause its applicable Affiliate to, (i) promptly deliver such information to Seller, or destroy such information, in each case without retaining any copy thereof (which shall include permanently erasing or deleting all electronic copies thereof), (ii) not use any such information for any purpose, and (iii) not directly or indirectly disclose to any other person any such information.

4.2.8    Resignations.  At Closing, Seller shall deliver to Purchaser the resignations of all of the officers and directors of the Transferred Companies and the Subsidiaries.

4.2.9    Bring Down Certificate.  At Closing, Seller shall provide Purchaser with a certificate reconfirming all of Seller’s representations and warranties as of the Closing Date.

4.2.10   Section 336(e) Election.  At Closing, Seller shall provide Purchaser with properly completed and duly executed Section 336(e) election statements with respect to the sale of the Section 336(e) Targets that comply with Treasury Regulation Sections 1.336-(h)(5)-(6) and is in form and substance reasonably satisfactory to the Purchaser.

4.2.11     Section 336(e) Election Binding Agreements.  At Closing, Seller shall deliver to Purchaser a properly executed binding agreement between Seller and the Section 336(e) Targets that obligate each Section 336(e) Target to make the Section 336(e) Election and is in form and substance reasonably satisfactory to the Purchaser.

4.2.12     Other Deliveries.  Each Party shall make such other deliveries as reasonably requested by the other Party in order to consummate the transactions contemplated hereunder.

4.3Closing Conditions.

4.3.1    Conditions to Seller’s Obligations.    Seller’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller of the following conditions as of the Closing Date:

(a)    Purchaser shall have complied in all material respects with all of its covenants and agreements hereunder;

(b)    All of Purchaser’s representations and warranties shall be true and correct in all material respects when made except to the extent the failure to be true and correct in all material respects would not delay the ability of Purchaser to consummate the transactions contemplated by this Agreement;

(c)    The transactions contemplated hereby (A) shall not be prohibited by any applicable law or governmental regulation and (B) shall be permitted by laws and regulations of the jurisdiction to which Seller is subject;

(d)    Any deliveries required of Purchaser under Section 4.2 shall have been made;

(e)    Any “know your customer” diligence required pursuant to the terms of this Agreement is satisfactory to Seller.

4.3.2    Conditions to Purchaser’s Obligations.  Purchaser’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Purchaser of the following conditions as of the Closing Date:

(a)    Seller shall have complied in all material respects with all of its covenants and agreements hereunder;

(b)    All of Seller’s representations and warranties shall be true and correct in all material respects as and when made and as of the Closing Date;

(c)    The transactions contemplated hereby (A) shall not be prohibited by any applicable law or governmental regulation and (B) shall be permitted by laws and regulations of the jurisdiction to which Purchaser is subject; and

(d)    Any deliveries required of Seller under Section 4.2 shall have been made.

5.	Covenants. After the Effective Date and until the Closing Date or termination of this Agreement under the terms hereof, the following shall apply:

5.1Purchaser Covenants.

5.1.1    Closing Conditions.  Purchaser shall use commercially reasonable efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

5.2Seller Covenants.

5.2.1    Closing Conditions.  Seller shall use commercially reasonable efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

5.2.2    Access. Seller shall provide Purchaser and its representatives reasonable access, during regular business hours, to all information in Seller’s (or its Affiliates’) possession or control regarding the Transferred Assets, the Funds, the Fund Interests, the Operating Partnerships, the Operating Partnership Interests and the Properties.

5.2.3    Conduct of the Business.  For the period commencing on the Effective Date of this Agreement and ending on the earlier of the Closing Date or the date this Agreement terminates, Seller shall cause the Transferred Companies and the Subsidiaries to conduct their business in the ordinary course consistent with past practice. During such time, except as otherwise authorized by this Agreement, or by Purchaser in writing, or as may be required by law or by contractual obligation or commitment, Seller shall:

(a)    not amend or modify the Organizational Documents of any Transferred Company or Subsidiary;

(b)    not sell, transfer, pledge, assign or lease to any person or entity any assets of any Transferred Company or Subsidiary, or create, incur assume, permit or suffer to exist any Lien on such assets;

(c)    not create any new Subsidiary, or acquire, directly or indirectly, any equity or other ownership interest in any other person or entity;

(d)    maintain the existence and good standing of the Transferred Companies and the Subsidiaries in their respective jurisdictions of organization;

(e)    comply in all material respects with all laws applicable to the Transferred Companies and the Subsidiaries;

(f)    continue to maintain the books and records of the Transferred Companies and the Subsidiaries in accordance with past practice and not make any material change in any of their accounting (or tax accounting) policies, practices or procedures except to the extent that such changes are applicable to any consolidated group in which the Transferred Companies and the Subsidiaries are included;

(g)    not incur, create or assume any indebtedness or other liability of any nature on the part of any Transferred Company or Subsidiary;

(h)    not permit any Transferred Company or Subsidiary to enter into any Material Contract, or amend or terminate any Material Contract, or enter into any contract with Seller or its Affiliates;

(i)    other than the Reorganization, not liquidate or dissolve or adopt any plan or complete or partial liquidation or dissolution of any Transferred Company or Subsidiary;

(j)    not waive or release any material claim or right relating to the Transferred Assets, the Fund Interests or the Operating Partnership Interests;

(k)    not give any consent with respect to any matter involving an Operating Partnership except as consented to in advance in writing by Purchaser (which consent will not be unreasonably withheld, conditioned, or delayed);

(l)    not consent to the release of any reserve funds held by or for the benefit of any Direct Operating Partnerships;

(m)    preserve the relationships and goodwill of the Transferred Companies and the Subsidiaries with the general partners and managing members of the Funds, and where practicable, the Operating Partnerships; and

(n)    not authorize, or commit or agree to take, any action in violation of the foregoing.

5.3Purchaser and Seller Covenants

5.3.1    HUD Matters.

(a)    Seller shall use commercially reasonable efforts to provide to Purchaser, on or before December 4, 2015, a list of all Direct Operating Partnerships and Indirect Operating Partnerships owned by a proprietary Fund that have either a HUD loan or a HUD-insured loan.  To the extent that Seller identifies any such Operating Partnership prior to December 4, 2015, it shall promptly provide information regarding such Operating Partnership to Purchaser and Nixon Peabody LLP, which is serving as joint special counsel on all matters relating to HUD.  Seller acknowledges and agrees that Nixon Peabody may contact the HUD office having jurisdiction over each such Operating Partnership prior to Closing in order to notify such HUD office of the pending transfer by Seller to Purchaser of Seller’s indirect limited partner interest in such Operating Partnership.  In the event Seller does not complete the list by December 4, 2015, Seller shall so notify Purchaser and shall continue to use commercially reasonable efforts to review the remaining Operating Partnerships and provide the requested HUD information to Purchaser and Nixon Peabody.

(b)    Prior to the Closing Date, Seller shall provide to Purchaser and Nixon Peabody LLP a list of all Operating Partnerships for which a Transferred Company or Subsidiary filed a HUD Form 2530 or a Limited Liability Corporate Investor Certification.  Seller and

Purchaser shall then direct Nixon Peabody to deliver to each applicable HUD office, on or prior to January 31, 2016, a written notice, the form of which must be approved by each of Seller and Purchaser, advising such HUD office of the transfer by Seller to Purchaser of Seller’s indirect limited partner interest in each such Operating Partnership that is subject to the jurisdiction of such HUD office.

(c)    Purchaser and Seller acknowledge and agree that no filings, notices, consents or approvals with or from HUD are conditions to the obligation of Purchaser to consummate the Closing and that in agreeing to proceed to Closing on such basis, Purchaser is relying on Seller’s agreement in Section 16 to indemnify Purchaser for any Loss due to lack of Required Consents.

5.3.2    Heritage Place Senior Living.

(a)    Seller shall use commercially reasonable efforts to seek the consent of the Missouri Housing Development Commission (“MHDC”) to convey the limited partnership interests held by Seller and LN Realty, Inc. (the “Heritage Interests”) in Heritage Place Senior Living, L.P. to EC, Inc.  Purchaser shall review and approve all items transmitted to MHDC in connection with such matter prior to their submission to MHDC.  In addition, Seller and LN Realty, Inc. shall cause the agreement of limited partnership of Heritage Place Senior Living, L.P. to be amended to provide for the distribution of all cash flow and capital transaction proceeds to be made ninety-nine and ninety-nine one hundredths percent (99.99%) to its limited partner, LN Realty, Inc. and one one hundredth percent (.01%) to its general partner, ZJL Housing, Inc. after the payment of all third party liabilities.

(b)    If the consent of MHDC is received prior to December 31, 2015, Seller shall cause the Heritage Interests to be conveyed to EC, Inc. on December 31, 2015.  If the consent of MHDC is not received prior to such date,  Seller will cause LN Realty to assign its interest in the cash flows and capital transaction proceeds to EC, Inc.  Such amendment shall be effective at  11:59 P.M. Eastern time on December 31, 2015.   Purchaser shall review and approve such amendment prior to its execution.

(c)    Purchaser shall bear any and all costs related to (i) seeking the consent of MHDC with respect to this matter, (ii) documenting the transfer of the Heritage Interests to EC, Inc., and (iii) amending the limited partnership agreement of Heritage Place Senior Living, L.P. as contemplated in Section 5.3.2(b).

(d)    Purchaser and Seller acknowledge and agree that no filings, notices, consents or approvals with or from MHDC are conditions to the obligation of Purchaser to consummate the Closing.

(e)    Seller agrees that on the Closing Date there shall be no debt owed by Heritage Place Senior Living, L.P. to Seller or any Affiliate.

5.3.3    Certain Consents.  Seller shall reasonably cooperate with Purchaser in seeking the consents listed on Schedule 5.3.3, provided that Seller shall in no event be obligated to incur any out of pocket costs in this regard.

6.	Tax Matters.

6.1Definitions.

“Tax” or “Taxes”  means any and all forms of taxation imposed by a government entity, including all federal, state, local or foreign taxes or any other tax, custom duty or governmental fee, or other like assessment charge of any kind, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with a tax authority.

“Recapture” means a recapture of any previously claimed Tax Credits pursuant to Section 42(j) of the Code and includes any penalties and interest assessed in connection therewith.

6.2Pre-Closing Period. Seller shall prepare all Tax Returns of the Transferred Companies and Subsidiaries for all periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”).  All such Tax Returns shall be prepared consistent with the past practices of Seller unless otherwise required by applicable law.  Seller shall timely file, or cause to be timely filed, each Tax Return for a Pre-Closing Tax Period and timely pay, or cause to be timely paid, all Taxes shown as due thereon.  Seller shall provide Purchaser with a copy of any such Tax Returns which are filed by a Transferred Company or a Subsidiary within thirty  (30) days of such filing. Nothing in this Section 6.2 shall be interpreted to require Seller or Affiliates thereof to provide to Purchaser or Affiliates thereof any consolidated or group or combined or unitary Tax Returns in which any Transferred Company or Subsidiary may be a participant for periods prior to the Closing Date.

6.3Straddle Period. Purchaser shall prepare and file all Tax Returns of the Transferred Companies and Subsidiaries for periods including the Closing Date but ending after the Closing Date (“Straddle Tax Periods”).  All Tax Returns for Straddle Tax Periods shall be prepared consistent with the past practices of the Seller unless (i) otherwise required by applicable law, or (ii) Seller consents to a change from past practices (such consent not to be unreasonably withheld, delayed or conditioned).  Purchaser shall provide to Seller a draft of each Tax Return for  a Straddle Tax Period no later than forty-five (45) days prior to the applicable due date, including any applicable extensions (unless the applicable due date is less than sixty (60) days after the Closing Date, in which case Purchaser shall provide to Seller such draft Tax Return on the date that is midway between the Closing Date and the applicable due date).  Seller shall have fifteen (15) days from the receipt thereof to provide Purchaser with any comments or proposed adjustments to such draft Tax Return, and any such comments or proposed adjustments shall be considered by Purchaser in good faith.  If Seller has no objections to such draft Tax Return, or if Purchaser agrees to the changes proposed by Seller, such draft Tax Return shall be binding upon Seller.    If Purchaser and Seller cannot resolve any disagreements with respect to a proposed Tax Return for a Straddle Tax Period within ten (10) days prior to the applicable due date, Purchaser and Seller jointly shall select an independent tax expert to resolve such differences, with the fees and costs of such tax expert to be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller, and with the decision of such tax expert as to any matters in dispute between Purchaser and Seller to be binding and conclusive on all Parties.  Seller shall pay to Purchaser at least five (5) Business Days prior to the due date of such Straddle Period Tax Return the amount of any Tax due and payable with respect to such Tax Return for which Seller is responsible pursuant to Section 6.6 hereof.  Seller shall be entitled to all Tax refunds of or attributable to the Transferred Companies and any Subsidiaries for Pre-Closing Tax Periods and the portion of any Straddle Tax Period ending on the Closing Date, unless (i) such Tax refund is attributable to the carryback from a taxable period commencing after the Closing Date or the portion of any Straddle Tax Period beginning after the Closing Date of items of loss, deduction or credit, or other Tax items, of the Transferred Companies or any Subsidiaries (or any of their respective Affiliates, including the Purchaser) or (ii) otherwise specifically provided in this Agreement.  Purchaser shall be responsible for preparing and filing all other Tax Returns of the Transferred Companies and Subsidiaries.  Nothing in this Section 6.3 shall be interpreted as to require Seller or Affiliates thereof to provide to Purchaser or Affiliates thereof any consolidated or group or combined or unitary Tax Returns in which any Transferred Company or Subsidiary may be a participant for periods prior to the Closing Date.

6.4Cooperation. Purchaser, on the one hand, and Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return, any Tax audit, Tax claim, Tax litigation, claim for Tax refund or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return filing, Tax audit, Tax claim, Tax litigation or other Tax proceeding, providing powers of attorney, assisting with the signing and filing of Tax appeals and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Parties agree to retain all books and records with respect to Tax matters pertinent to a Transferred Company or a Subsidiary relating to any Pre‑Closing Tax Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Tax authority for all periods required by such Tax authority.

6.5Allocations. Seller shall cause all tax allocation agreements or tax sharing agreements between Seller or any of its Affiliates, on the one hand, and any Transferred Company, on the other hand, to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to any Transferred Company on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any Transferred Company under any such agreements.

6.6Responsibility for Taxes.  Except for those liabilities described in Section 2.4 of this Agreement,  Seller shall be responsible for, and shall indemnify Purchaser and its Affiliates (including the Transferred Companies and Subsidiaries) from and against, (a) all liabilities for Taxes assessed against a Transferred Company or any Subsidiary with respect to a Pre-Closing Tax Period or that portion of a Straddle Tax Period ending at the end of business on the Closing Date. Purchaser shall be responsible for, and shall indemnify Seller and its Affiliates from and against, all liabilities for Taxes assessed against a Transferred Company or any Subsidiary with respect to any Tax period commencing after the Closing Date or that portion of any Straddle Tax Period commencing on the day after the Closing Date.  For purposes of this Agreement, the amount of any Tax that is attributable to the portion of a Straddle Period ending on the Closing date shall be: (a) in the case of a Tax that is based on net income or receipts, the amount of such Tax that would be due with respect to the portion of the Straddle Period beginning before and ending on the Closing Date if such portion were a separate taxable period, except that exemptions, allowances, deductions, or credits that are calculated on an annual basis shall be apportioned on a per diem basis, and (b) in the case of any Tax not described in clause (a) above, the total amount of such Tax for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

6.7Responsibility for Recapture.

(a)    Seller shall be responsible for, and shall indemnify Purchaser and its Affiliates (including the Transferred Companies and Subsidiaries) from and against, all liabilities for Recapture amounts assessed against a Transferred Company or any Subsidiary with respect to Tax Credits claimed for a Pre-Closing Tax Period or that portion of a Straddle Tax Period ending at the end of business on the Closing Date except to the extent such Recapture resulted from the fraud or willful misconduct of Purchaser.  Purchaser shall be responsible for, and shall indemnify Seller and its Affiliates from and against, all liabilities for Recapture amounts assessed against Seller, a Transferred Company or any Subsidiary with respect to any Tax Credits claimed for a Tax period commencing after the Closing Date or that portion of any Straddle Tax Period commencing on the day after the Closing Date except to the extent such Recapture resulted from the fraud or willful misconduct of Seller.

(b)     Purchaser shall use commercially reasonable efforts, which shall be consistent with the practices employed by its partners or members in the management of other Tax Credit investments, to minimize any Recapture of Tax Credits claimed by a Transferred Company or Subsidiary for a Pre-Closing Tax Period or that portion of a Straddle Tax Period ending at the end of business on the Closing Date.   In furtherance thereof, if Purchaser is notified by a Fund sponsor or Affiliate thereof that a foreclosure or similar event may occur with respect to an Indirect Operating Partnership, such efforts shall include advising such Fund sponsor or Affiliate to use any available reserves to avoid such foreclosure or similar event.

(c)    Promptly after Purchaser is notified that a material default has occurred with respect to a loan to an Operating Partnership, which default may result in a Recapture of Tax Credits claimed by a Transferred Company or Subsidiary with respect to a Pre-Closing Tax Period or that portion of a Straddle Tax Period ending at the end of business on the Closing Date, Purchaser shall in turn notify Seller of such material default.    If Seller advises Purchaser that it desires (at Seller’s expense) to cure such default in order to avoid such Recapture, Purchaser shall, at Seller’s expense (but only with respect to out-of-pocket expenses payable to third parties), cooperate with Seller to facilitate Seller’s efforts to cure such default.

(d)    For the avoidance of doubt, Purchaser and its Affiliates shall have no obligation to make any loans or capital contributions or to otherwise advance any funds to prevent a Recapture event, and the failure to do so shall not create or increase any indemnity on the part of Purchaser to Seller hereunder or diminish or decrease any indemnity on the part of Seller to Purchaser hereunder.

6.8Tax Proceedings.  Seller shall have the right to control any tax audit or other tax proceeding which (a) relates exclusively to a Pre-Closing Tax Period of a Transferred Company or any Subsidiary, or (b) involves a consolidated or combined return filed by Seller or its parent for periods ending on or before December 31, 2015.  Purchaser shall have the right to control any other tax audit or tax proceeding; provided, however, Seller shall have the right to participate, at its own expense, in such proceeding to the extent that such proceeding relates to a Pre-Closing Tax Period, and Purchasers shall not enter into any settlement or otherwise compromise any such Tax matter that materially affects the liability of the Seller pursuant to Section 6.6 hereof without the prior written consent of the Seller, which consent shall not be unreasonably conditioned, withheld, or delayed.

6.9Section 336(e) Election.

(a)    The Section 336(e) Sellers shall make and file timely elections under Section 336(e) of the Code with respect to the acquisition of the Section 336(e) Targets and any corresponding available elections under state, local or foreign Tax Law (collectively, the “Section 336(e) Election”).  Purchaser agrees to provide Seller with such information and cooperation as the Seller may reasonably request in connection with the preparation of any document or Tax Return necessary to effect the Section 336(e) Election, including IRS Form 8883 (Asset Allocation Statement under Section 338) (“Form 8883”).

(b)    For purposes of the Section 336(e) Election, within twenty (20) days following the Effective Date, Purchaser shall provide Seller with a proposed allocation of the “adjusted grossed-up basis” as defined in Treasury Regulation 1.336-4(a) (“AGUB”) among the assets of the Section 336(e) Targets in accordance with the applicable Treasury Regulations (as finally determined pursuant to this Section 6.9(b) and including any subsequent adjustment thereto pursuant to this Section 6.9(b), the “Section 336(e) Allocation”).  In the case of any adjustment to the AGUB requiring an amendment to the Section 336(e) Allocation, Purchaser shall prepare such amendment and such amended Section 336(e) Allocation shall, subject to the review and dispute resolution provisions of this Section 6.9(b), become the Section 336(e) Allocation.  Upon receipt from Purchaser, Seller shall have fifteen (15) days to review the determinations set forth in the Section 336(e) Allocation (the “Section 336(e) Allocation Review Period”).  At Purchaser’s request, Seller (x) shall reasonably cooperate and assist, and shall cause its representatives to assist, Purchaser and its representatives in the preparation of the Section 336(e) Allocation, and (y) shall provide Purchaser and its representatives with any information reasonably requested by them in connection with the Section 336(e) Allocation.  If Seller disagrees with any determinations set forth on the AGUB or the Section 336(e) Allocation, Seller shall, on or prior to the last day of the Section 336(e) Allocation Review Period, deliver a written notice to Purchaser (the “Section 336(e) Allocation Notice of Objection”), setting forth its objections.  Unless Seller delivers the Section 336(e) Allocation Notice of Objection to Purchaser within the Section 336(e) Allocation Review Period, Seller shall be deemed to have accepted the determinations set forth in the Section 336(e) Allocation.  If Seller delivers the Section 336(e) Allocation Notice of Objection to Purchaser within the Section 336(e) Allocation Review Period, Seller and Purchaser shall, prior to Closing, use their commercially reasonable efforts to reach agreement on the disputed determinations.  If as of Closing, Purchaser and Seller cannot resolve any disagreements with respect to the Section 336(e) Allocation, Purchaser and Seller jointly shall within five (5) Business Days select an independent tax or valuation expert to resolve such differences, with the fees and costs of such tax or valuation expert to be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller, and with the decision of such tax or valuation expert as to any matters in dispute between Purchaser and Seller to be binding and conclusive on all Parties.  The parties shall duly select a tax or valuation expert who commits in writing to resolve the disagreement on or before January 31, 2016.  The Parties agree not to take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with the Section 336(e) Allocation as prepared (or resolved) pursuant to this Section 6.9(b) unless otherwise required by law.

(c)    Seller shall bear all costs and expenses  (other than accounting and tax return preparation fees relating to periods commencing after the Closing Date) charged by any Fund or Operating Partnership as a result of any technical termination of a Fund or Operating Partnership resulting from Seller’s Section 336(e) Election.

7.	Representations and Warranties.

7.1Seller and Purchaser.  Each of Seller on the one hand and Purchaser on the other hand hereby represents and warrants to the other that:

7.1.1    Organization; Good Standing.  Such Party is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the jurisdiction of its organization and has all requisite corporate or limited liability company power and authority, as applicable, to own, operate and lease its properties and to carry on its business as now being conducted.  Such Party is duly licensed and qualified to do business in and is in good standing under the laws of each state or other jurisdiction where failure to be so licensed and qualified would have a  material adverse effect on the businesses or properties of such Party.

7.1.2    Authority.  Such Party has the full power, right and authority to enter into and perform its obligations under this Agreement.  Each Party has received all authorizations necessary to enter into and perform its obligations under this Agreement, and no other consents or authorizations are necessary.  Such Party’s execution, delivery and performance of this Agreement does not and will not conflict with or result in a violation of any agreement or instrument to which it is a Party or which is binding upon it or any law or regulation or any judgment, order or decree of any court or administrative body to which it is subject.

7.1.3    Compliance.  Such Party’s funds are derived from legitimate business activities.  Such Party is not a person with whom any other Party is prohibited from engaging in this transaction due to any United States government embargoes, sanctions, or terrorism or money laundering laws, including, without limitation, due to having ownership in or control over being (i) subject to United States government embargoes or sanctions, (ii) in violation of terrorism or money laundering laws, or (iii) listed on a published United States government list (e.g., Specially Designated National and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

7.1.4    Enforceability of Agreement.  Such Party has duly executed and delivered this Agreement, which constitutes, the legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

7.1.5    Proceedings.  There are no pending judicial or administrative proceedings (and no Party has not received any written notice of, and no Party has any actual knowledge of, any threatened litigation or administrative proceedings) against such Party that would have a material adverse effect on the ability of such Party to consummate the transactions contemplated under this Agreement.  No Party has:  (i) filed a petition in any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding in order to take advantage of any law for the benefit of debtors, or had a petition in any such proceeding filed against it; (ii) made an assignment for the benefit of creditors; (iii) applied for, consented to, or been subjected to the appointment of a receiver, trustee, liquidator or other similar official for itself or for all or a substantial part of its assets; or (iv) admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

7.1.6    Brokers’ Fees.  No Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any other Party could become liable or obligated.  Seller is solely responsible for and agrees to pay the fees of Kimberlite Group, LLC in connection with the transactions contemplated hereby.  Each Party shall defend, indemnify and hold the other harmless from any claims for fees or commissions arising from a breach of this Section 7.1.6.

7.2Seller Representations.  Seller hereby represents and warrants to Purchaser that:

7.2.1    Ownership.

(a)    Seller and its Affiliates own all of the Equity Interests and the Transferred Loans, and the Transferred Companies own and will at Closing own, directly or indirectly, through one or more of the Subsidiaries, the Fund Interests and the Direct Operating Partnership Interests, in each case free and clear of any and all liens, encumbrances, restrictions and claims of every kind (“Liens”) and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto, other than any such restriction set forth in the limited partnership agreement or limited liability company agreement of a Fund or Operating Partnership or as set forth on Schedule 7.2.1.

(b)    All of the issued and outstanding shares of the Transferred Companies have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller. Upon consummation of the transactions contemplated by this Agreement, Seller shall transfer to Purchaser (or its designee)  all of the issued and outstanding stock in those Transferred Companies which are corporations and all of the membership interests in those Transferred Companies which are limited liability companies, free and clear of all Liens. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock or membership interests of the Transferred Companies or obligating Seller or the Transferred Companies to issue or sell any shares of capital stock of, or membership or other interests in, any of the Transferred Companies.  None of the Transferred Companies have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Transferred Companies.

7.2.2    Taxes; Tax Returns.

(a)    General. Except as set forth on Schedule 7.2.2: (i) all income and any other material Tax Returns required to be filed by or on behalf of any Transferred Company and any Subsidiary have been timely filed; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all Taxes (shown as due on such Tax Returns or otherwise) due and payable by any Transferred Company or any Subsidiary have been timely paid; (iv) there are no pending or, to the knowledge of Seller, threatened actions or proceedings, examinations, or audits for the assessment or collection of material Taxes against any Transferred Company or any Subsidiary; (v) there are no liens for any material Taxes on any assets of any Transferred Company or any Subsidiary other than liens for Taxes not yet due or payable; (vi) no claim has been made by a Tax authority in a jurisdiction where Tax Returns are not filed by or on behalf of any Transferred Company or any Subsidiary that such Transferred Company or Subsidiary is or may be subject to taxation by that jurisdiction; (vii) no Transferred Company or Subsidiary is a party to a Tax allocation or sharing agreement or similar agreement that will not be terminated pursuant to Section 6.5; (viii) no Transferred Company or Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (ix) since incorporation, each Transferred Company or Subsidiary has been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return having either General Electric Company or Heller Financial, Inc., which Seller acquired on October 25, 2001, as its common parent; (x) no Transferred Company or Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) election under Section 108(i) of the Code;  (xi) no Transferred Company or Subsidiary has, within the two years preceding the Closing Date, been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) is applicable; (xii) all material Taxes required to be withheld, collected or deposited by a Transferred Company or Subsidiary have been timely withheld, collected or deposited and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority; and (xiii) no Transferred Company or Subsidiary is liable for the Taxes of any third party.

(b)    Extension of Statute of Limitations; Rulings.  Except as set forth on Schedule 7.2.2, there are (i) no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Transferred Companies or any Subsidiary may be subject, (ii) no closing agreements with respect to Taxes, Tax rulings or written requests for Tax rulings are currently outstanding or in effect with respect to any Transferred

Company or Subsidiary,  and (iii) no power of attorney with respect to Taxes with respect to a Transferred Company with any government authority which is still in force.

(c)    No Foreign Seller.  Neither Seller nor any Affiliate thereof selling a Transferred Asset to Purchaser is a foreign person within the meaning of Section 1445(f) of the Code.

(d)    Certain Limitations.  Notwithstanding anything to the contrary in this Agreement, no representation set forth in this Section 7.2.2 shall form the basis for any claim by Purchaser against Seller for any Taxes other than Recapture amounts incurred by Purchaser or its members or any of their Affiliates or any Transferred Company or Subsidiary with respect to any Tax Period other than a Pre-Closing Tax Period or that portion of any Straddle Tax Period ending at the end of business on the Closing Date.  In addition, with respect to each of Royal Kinau Partnership and Capmark Affordable Tax Credit Fund 3, LLC, the representations set forth in Section 7.2.2 (a) shall apply only with respect to Tax Returns filed after the date on which a Transferred Company (or Subsidiary) became the general partner or managing member of such entity.

(e)    Exclusivity. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made by Seller in this Section 7.2.2 and in Section 7.2.3 are the sole and exclusive representations and warranties made by Seller regarding Tax matters, including with respect to Tax Returns.

(f)    Corporate Tax Status.  No Transferred Company, Subsidiary or Fund that is a limited liability company or partnership has filed an election to be taxed as a corporation for federal income tax purposes.

7.2.3    Tax Credit Matters.   Except as set forth on Schedule 7.2.3,  to the Actual Knowledge of Seller, as of the date hereof:

(a)    no event has occurred which could reasonably be expected to give rise to Recapture of any Projected Credits on the part of any Transferred Company or Subsidiary; provided, however, that the fact that an Operating Partnership is operating or has operated at a deficit shall not be treated as an “event” for purposes of this representation; Schedule 7.2.3 sets forth the debt service coverage ratio as of  December 31, 2014 of each Operating Partnership which to the Actual Knowledge of Seller is operating at a deficit;

(b)    no income tax audit by the Internal Revenue Service or any state taxing authority is pending or threatened against any Transferred Company, Subsidiary, Fund or Operating Partnership, and no Operating Partnership is the subject of any investigation or other inquiry by the Internal Revenue Service or state housing agency pertaining to the right of such Operating Partnership to claim past or Projected Credits;

(c)    no judicial or administrative proceeding is pending or threatened against any Fund or Operating Partnership;

(d)    each of the Properties owned by the Operating Partnerships constitutes a “qualified low-income housing project” within the meaning of Section 42(g) of the Code;

(e)    no determination has been made by a housing credit agency or the Internal Revenue Service that an Operating Partnership is not in compliance in any material respect with any requirement of Section 42 of the Code or such agency, including any requirement set forth in any Regulatory Agreement;

(f)    no default exists, and no event has occurred which, with the passage of time or the expiration of an applicable cure period, could give rise to a default under any document evidencing, governing or securing any loan to an Operating Partnership;

(g)    no general partner or managing member of an Operating Partnership or Fund is in default with respect to any of its material obligations under the Organizational Documents governing such Operating Partnership or Fund;

(h)    no Operating Partnership or general partner, manager or managing member thereof has made an assignment for the benefit of creditors, become a party to any liquidation or dissolution action or proceeding or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors, or had a receiver, liquidator, custodian or trustee appointed assets nor has any order for relief been entered against such Person under the United States Bankruptcy Code; and

(i)    assuming the receipt of all Required Consents, neither the entering into of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a material default under any loan to an Operating Partnership, under any Regulatory Agreement, or under the Organizational Documents of any Fund or Operating Partnership.

7.2.4    No Required Capital Contributions.    Except as set forth on Schedule 7.2.4, no capital contributions or other monetary obligations are owed by Seller or any or its Affiliates with respect to any of the Fund Interests or Operating Partnership Interests.

7.2.5    Subsidiaries.  All of the Subsidiaries are directly or indirectly wholly-owned by the Transferred Companies.  Except for the Subsidiaries, the Fund Interests and the Operating Partnership Interests, no Transferred Company owns or controls, directly or indirectly, any equity interest in any other corporation, limited liability company, partnership, trust, joint venture, association or other entity.  Each Subsidiary is duly organized, validly existing and in good standing in the State of its formation and is qualified to do business and is in good standing in every jurisdiction where the failure to so qualify would have a Material Adverse Effect.

7.2.6    Governmental Filings.  Except as set forth on Schedule 7.2.6, no registration, qualification, designation, declaration or filing with, any governmental entity or other third party by Seller or any Affiliate is required as a condition to the consummation of the transactions contemplated by this Agreement.

7.2.7    Compliance with Laws and Other Instruments; No Conflicts.

(a)    No Transferred Company or Subsidiary is in violation or default of any provisions of its Organizational Documents, as amended to date, or any applicable laws, of any governmental entity having jurisdiction over such Transferred Company’s or Subsidiary’s business or properties, other than violations of laws that could not reasonably be expected to have a Material

Adverse Effect.  No Transferred Company or Subsidiary is in material breach of or default under or, to Seller’s Actual Knowledge, alleged to be in breach of or default under, any material permit or contract to which it is a party or to which its properties are subject.

(b)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein on the part of Seller, and the sale of the Transferred Assets pursuant hereto, will not result in a breach of or default under any permit or contract to which Seller is a party or its properties are subject or a violation of any law by which Seller is bound or its properties are subject, except such as would not have a Material Adverse Effect.

7.2.8    Property and Assets.  Each Transferred Company and each Subsidiary has good and marketable title to all of its material properties and assets, in each case subject to no Lien other than Liens resulting from Taxes which have not yet become delinquent and Liens which do not in any case materially detract from the value of the property subject thereto or materially impair the use of such property.

7.2.9    Insurance.  The Transferred Companies and the Subsidiaries are covered by valid policies of insurance with respect to their properties and business of the kinds and in amounts not less than are customarily obtained by companies of established reputation engaged in the same or similar business and similarly situated.

7.2.10   Employees.  No Transferred Company or Subsidiary has, or has ever had, any employees during Seller’s ownership thereof.  At Closing, those persons serving as officers and directors of the Transferred Companies and the Subsidiaries shall resign.

7.2.11   Securities Law Exemptions.  Based in part on the accuracy of the representations and warranties of Purchaser contained in Sections 7.3.2 and 7.3.3 hereof, the sale of the Equity Interests are and will be exempt from the registration requirements of the Securities Act, and the registration, permit or qualification requirements of any applicable state securities laws. Neither Seller nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell any Equity Interests to any person or persons so as to bring the sale of the Equity Interests within the registration provisions of the Securities Act or any state securities law.

7.2.12   Transferred Loans.  Except as set forth in Schedule 7.2.12,  as of the date hereof no Transferred Loan is in default.

7.2.13   Environmental and Safety Laws.  The Transferred Companies, the Subsidiaries,  and to Seller’s Actual Knowledge, the Operating Partnerships and the Properties are not in violation in any material respect of any applicable law relating to the environment or occupational health and safety, and to its Actual Knowledge, no material expenditures are or will be required in order to comply with any such existing law.

7.2.14   Affiliate Matters.  Except as set forth on Schedule 7.2.14, (a) no officer, member, director or employee of Seller or any of its Affiliates, and (b) no Affiliate of Seller has any interest in or is a party to any contract with, or relating to any Transferred Company or Subsidiary.

7.2.15   Operating Partnerships.

(a)    Attached hereto as Schedule 6 is a true, correct and complete list of the Projected Credits for each Direct Operating Partnership and Fund beginning January 1, 2016; provided, however, there can be no assurance that the Projected Credits will be allocated by the Operating Partnerships and the Funds to the Purchaser or its designees.

(b)    To the Actual Knowledge of Seller, as of the date hereof, and except as set forth in Schedule 7.2.15(b), no general partner, manager or managing member of any Direct Operating Partnership has been replaced during the twenty-four (24) month period prior to the Effective Date by Seller or its Affiliates.

7.2.16   Real Property.  No Transferred Company or Subsidiary owns or leases or has owned or leased any real property.

7.2.17     Investment Companies.  No Transferred Company or Subsidiary is, or at the Closing Date will be, required to be registered under the Investment Company Act.

7.2.18   Material Contracts.  Schedule 7.2.18 lists all of the Material Contracts to which any Transferred Company or Subsidiary is a party (other than contracts evidencing the Transferred Assets).  None of the Transferred Companies are, and to the Seller’s Actual Knowledge, no other party to such a Material Contract is, in default thereof.

7.2.19   Liabilities.  Except as set forth in Schedule 7.2.19, as of the date hereof, no Transferred Company and no Subsidiary has any material liabilities of any nature, matured or unmatured, fixed or contingent, liquidated or unliquidated; no representation is made as to the liabilities of the Funds and Operating Partnerships.

7.2.20   Accuracy of Disclosures.    Schedules 1 through 5 are true, accurate and complete lists of the Transferred Companies, the Transferred Loans, the Direct Operating Partnership Interests and the Fund Interests, and based solely on reporting received from the Funds, the Indirect Operating Partnership Interests

7.3Purchaser Representations.  Purchaser hereby represents and warrants to Seller that:

7.3.1    Financial Capacity.  Purchaser has, or has access to, and will have available on the Closing Date, capital in an amount that is sufficient to pay the Purchase Price as required by and in accordance with this Agreement.

7.3.2    Investment Intent. Purchaser is acquiring the Equity Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.  Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Equity Interests. Purchaser acknowledges that the Equity Interests have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933, as amended, and the Equity Interests are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.

7.3.3    Investigation. Purchaser is knowledgeable about the affordable housing industry and the merits and risks associated with direct or indirect investments in or loans to entities that own and operate residential real estate projects that generate Tax Credits.  Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Transferred Assets, and of its indirect investment in the Funds, the Operating Partnerships and the Properties, and has the ability to bear the economic risks of such investment.  Purchaser further represents that it has been afforded reasonable access to information about the Transferred Assets, the Funds, the Operating Partnerships and the Properties for purposes of conducting a due diligence investigation of the Transferred Assets, the Funds, the Operating Partnerships and the Properties.  In connection therewith, Purchaser has received answers to all inquiries it has made with respect to the Transferred Assets, the Funds, the Operating Partnerships and the Properties that are satisfactory to Purchaser. Purchaser does not have any knowledge of any inaccuracy or failure to be true of any of the representations or warranties of Seller in Sections 7.1 and 7.2.

7.3.4    No Inducement or Reliance; Independent Assessment. Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or its Affiliates, officers, directors, employees, agents or representatives that are not expressly set forth in Sections 7.1 and 7.2 (including the Schedules thereto), whether or not any such representations, warranties or statements were made in writing or orally. Purchaser acknowledges that none of Seller or its Affiliates, officers, directors, employees, agents or representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Transferred Companies or their profitability for Purchaser, or with respect to any forecasts, projections or business plans made available to Purchaser or its Affiliates, officers, directors, employees, agents or representatives in connection with Purchaser’s due diligence review of the Transferred Assets and the Funds, the Operating Partnerships and the Properties.

8.

Termination. This Agreement may be terminated prior to Closing only (a) by mutual written agreement of Purchaser and Seller, (b) after 12:00 P.M. Eastern time December 31, 2015 by either Purchaser or Seller if such Party is not in breach hereof and the Closing has not occurred by such date, provided that, if the Closing has not occurred by such date because the non-performing party is prevented from performing solely as a result of a Force Majeure Event, such date will be extended until the Force Majeure Event has been resolved, (c) by either Purchaser or Seller upon entry of a non-appealable injunction by a court or other government authority of competent jurisdiction (x) prohibiting the consummation of the transactions or (y) that would have a material adverse effect on the Transferred Assets, the Funds, the Operating Partnerships or the Properties, or (d) by Seller if Purchaser fails to provide any one or more of the deposits as and when required by Section 2.5.  Subject to the limitations in Section 16.2(f), no termination shall relieve any Party from liabilities for breach or failure to comply with any covenant hereunder prior to such termination and the provisions of Sections 2.5, 16.2(f), and 26 shall survive any such termination.
9.

Assignment.    This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.  Neither Party may assign (whether by operation of law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party;  provided,  however, that either Party may assign this Agreement and any or all rights and obligations under this Agreement to any of its Affiliates upon prior written notice to the other Party; provided,  further, that no such assignment shall release either Party from any liability under this Agreement.  Notwithstanding the foregoing, pursuant to the Reorganization (a) Seller may assign this Agreement or any or all of its rights and obligations hereunder to any Affiliate with a net worth in excess of $500,000,000 that expressly assumes all of the obligations of Seller hereunder, in which case upon any such permitted assignment by Seller (i) the references in this Agreement to Seller shall apply to such assignee unless the context otherwise requires and (ii) Seller shall automatically and unconditionally be released and discharged from any liability or obligation under this Agreement without the requirement of any further action by any Person and (b) if Seller is merged or otherwise ceases to exist, Seller’s successor shall confirm in writing that it has assumed all of Seller’s obligations hereunder.   Any attempted assignment in violation of this Section 9 shall be void ab initio.

10.

Notices.   All notices and other communications under this Agreement shall be in writing and shall be deemed duly given only if (a) personally delivered, with signed receipt, (b) sent by reputable commercial overnight delivery service, with signed receipt, (c) mailed by certified mail, return receipt requested, first class, postage prepaid, or (d) sent by facsimile with evidence of transmission, in each case to the addresses set forth as follows:

Gary A. Mentesana gary.mentesana@mmacapitalmanagement.com (443) 263-2857
If to Purchaser:

MMA Capital TC Fund I, LLC

c/o MMA Capital Management, LLC

621 E. Pratt Street, Suite 600

Baltimore, Maryland 21202

Attn:   Gary A. Mentesana

Megan Targarona Sophocles

Email:  gary.mentesana@mmacapitalmanagement.com

megan.targarona@mmacapitalmanagement.com

Fax:   (443) 263-2857

With a copy to:	Gallagher Evelius & Jones LLP 218 N. Charles Street, Suite 400 Baltimore, Maryland 21201 Attn: Stephen A. Goldberg, Esquire Email: sgoldberg@gejlaw.com Fax: (410) 468-2786

If to Seller:

General Electric Capital Corporation

Attn: Jacob Sigel, Jay Marcus, Joe Manasseri, and Cindy Bell

GE Capital Real Estate

299 Park Avenue, 3rd Floor

New York, NY 10171

901 Main Avenue, The Towers

Norwalk, CT 06851

Email: jacob.sigel@ge.com

           jay.marcus@ge.com

           joe.manasseri@ge.com

           cindy.bell@ge.com

With a copy to:	Paul Hastings LLP Attn: David Shine 75 East 55th Street New York, NY 10022 Email: davidshine@paulhastings.com Fax: (212) 319-4090

All notices will be deemed given three (3) business days following deposit in the United States mail with respect to certified letters, one (1) business day following deposit if delivered to an overnight courier guaranteeing next day delivery and on the same day if sent by personal delivery or by facsimile with a confirmatory delivery of the actual notice on the following business day.  Attorneys for each Party will be authorized to give notices for that Party.  Any Party may change its address for the service of notice by giving written notice of such change to the other Parties in any manner specified above.

11.	Captions. The section headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.
12.

Entire Agreement; Modification This Agreement, including, without limitation, the schedules and exhibits, constitutes the entire agreement between the Parties with respect to the subject matter contained in this Agreement and all prior negotiations, discussions, writings and agreements between the Parties with respect to the subject matter of this Agreement are superseded and of no further force and effect.  Except as otherwise provided in this Agreement, no covenant, term or condition of this Agreement will be deemed to have been waived by any Party unless such waiver is in writing signed by the Party charged with such waiver.  Each Party acknowledges and agrees that no representations, warranties, promises or inducements have been made to such Party, except as expressly set forth herein, and that such Party is entering into this Agreement without reliance on any written or oral statements or representations, other than those expressly set forth in this Agreement.

13.

Binding Effect.  Subject to the restrictions on assignment set forth in Section 9, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

14.

Controlling Law; Interpretation.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law principles. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be.

15.

Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

16.	Damages and Remedies

16.1Expiration of Representations and Warranties. All of the indemnity obligations of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Eastern time) on the first anniversary of the Closing Date, and all liability and indemnification obligations with respect thereto shall thereupon be extinguished; provided, however, that (a) the representations and warranties in Sections 7.2.2(a) through (c), 7.2.2(f), 7.2.3(a), (b), (d),  7.2.10, and 7.2.15(a) shall survive until the eighteen (18) month anniversary of the Closing Date, (b) the representations and warranties in Sections 7.1 and 7.2.1  shall survive indefinitely and (c) the provisions of Section 2.4 shall survive for 18 months after Closing.  It is the express intent of the parties that, if the applicable survival period as contemplated by this Section 16.1 is shorter than the statute of limitations period that would otherwise have been applicable, then by virtue of this Agreement, the applicable statute of limitations period shall be reduced to the shortened survival period contemplated by this Section 16.1.  If notice of a claim has been given by an indemnitee party the limitations of this Section 16.1 shall not apply to such claim until it is finally resolved.  The parties further acknowledge that the time periods set forth in this Section 16.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed among the parties.

16.2Indemnification

(a)    By Purchaser. Subject to the provisions of this Section 16, from and after the Closing, Purchaser agrees to indemnify, defend and hold harmless Seller, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Seller Indemnitees”) from and against all Losses incurred by any of the Seller Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Purchaser in Section 7 of this Agreement or (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement.

(b)    By Seller.  Subject to the provisions of this Section 16, from and after the Closing, Seller agrees to indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Purchaser Indemnitees”) from and against all Losses incurred by any of Purchaser Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Seller in Section 7 of this Agreement, (ii) any breach of any covenant or agreement of Seller contained in this Agreement, or (iii) the failure of Seller to have obtained any Required Consents.  To the extent an indemnifiable Loss under this paragraph consists of the loss of Projected Credits or Recapture, Seller shall indemnify Purchaser for the loss of Projected Credits and Recapture at the rate of $1.20 for each dollar of Projected Credits lost or Tax Credits Recaptured plus any interest or penalties.

(c)    Limitations on Rights of Indemnitees.

(i)    Seller shall not be required to indemnify Purchaser Indemnitees with respect to any Losses unless and until the aggregate amount of all such Losses exceeds $500,000, in which event Purchaser Indemnitees will be entitled to recover Losses arising out of or relating to such matters only to the extent in excess thereof  (the “Deductible”).  Seller’s maximum liability to Purchaser Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 16.2(b) shall not exceed $30,000,000 in the aggregate (the “Cap”).

(ii)    Seller shall not be required to indemnify Purchaser Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 16.2(b) made by any Purchaser Indemnitee after Closing if the facts and circumstances giving rise to such claim are known to the Purchaser Indemnitee prior to the Closing or if, as the result of exercise of reasonable diligence and review, determined with due regard for Seller’s desire to close by December 31, 2015, should have been known to the Purchaser Indemnitee prior to the Closing.

(iii)    Purchaser shall not be required to indemnify Seller Indemnitees with respect to any Losses unless and until the aggregate of all such Losses exceeds the Deductible, in which event Seller Indemnitees will be entitled to recover Losses arising out of or relating to such matters only to the extent in excess thereof and only up to the Cap.

(iv)    Neither party shall have any obligation to indemnify the other to the extent the Loss arises from the fraud, willful misconduct, or the material breach of this Agreement by the indemnified party.

(v)    Without limiting the generality of the foregoing, any indemnification claim involving Losses of less than $50,000 (the “De Minimus Amount”) shall not be entitled to indemnification under this Section 16.2 and shall not be counted toward satisfaction of the Deductible.  No Losses shall be included in determining whether the Deductible has been reached unless a notice seeking indemnification for such Losses has been given by the indemnified parties in accordance with Section 16.2(d).  The Deductible shall not apply to Seller’s obligation to indemnify Purchaser Indemnitees under Section 16.2(b)(iii).  In addition, neither the Deductible nor the De Minimus Amount exception shall apply to either (A) Purchaser’s obligations under Section 2.4 with respect to Transfer Taxes or (B) Seller’s obligations under Section 6.6 with respect to Taxes attributable to a Pre-Closing Tax Period or that portion of a Straddle Tax Period ending at the end of business on the Closing Date.

(d)    Procedure.

(i)    Direct Claims.  If either a Purchaser Indemnitee, on the one hand, or a Seller Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim. The failure to make prompt delivery of such written notice by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 16.2(d)(i), including the requisite certification, is given before the expiration of the applicable period set forth in Section 16.1) shall not relieve the Indemnitor from any liability under this Section 16.2 with respect to such matter, except to the extent the Indemnitor is actually prejudiced by failure to give such notice.

(ii)    Third-Party Actions. If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor (the “Third Party Claim”), then the Indemnitee shall promptly, and in any event within twenty (20) days of the receipt of notice or other knowledge of any such claim against the Indemnitor, deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail and such notice must be accompanied by a copy of any written notice of the third party claimant to the Indemnitee asserting the Third Party Claim.  The failure to make prompt delivery of such written notice or of the copy of the written notice of the third party claimant by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 16.2(d)(ii) that includes any written notice of the third party claimant is given before the expiration of the applicable period set forth in Section 16.1) shall not relieve the Indemnitor from any liability under this Section 16.2 with respect to such matter, except to the extent the Indemnitor is actually prejudiced by failure to give such notice.  The Indemnitee shall deliver to the Indemnitor copies of all other notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.  The Indemnitor shall have the right, at its option, to assume the defense of any such matter with its own counsel.  Prior to the time the Indemnitee is notified by the Indemnitor as to whether the Indemnitor will assume the defense of such third Party Claim, the Indemnitee shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim, including responding timely to legal process.

(e)    Exclusive Remedies Following the Closing Date.  Following the Closing Date, the indemnification provisions of this Section 16 shall be the sole and exclusive remedy of the Purchaser Indemnitees and Seller Indemnitees, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated herein, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein.

(f)    Failure of Closing.  If Seller is obligated to consummate the Closing pursuant to Section 4.1 and fails to so consummate the Closing on or before 11:59 P.M. on  December 31,

2015, Purchaser shall be entitled to the return of the Deposit in full and to liquidated damages in the amount of $10,000,000 as its sole and exclusive remedy.  If Purchaser is obligated to consummate the Closing pursuant to Section 4.1 and fails to so consummate the Closing on or before 11:59 P.M. on  December 31, 2015, Seller shall be entitled to retain the Initial Deposit and so much of the Additional Deposits as have been posted by Purchaser as its sole and exclusive remedy for Purchaser’s failure to consummate the Closing.  Both parties agree that the amounts set forth in this paragraph are reasonable liquidated damages, the exact damages being difficult to quantify, and that such amounts are the subject of arms’ length negotiations.

17.	Recordation. Neither this Agreement nor any notice of this Agreement shall be recorded.
18.

Waiver of Jury Trial.  EACH PARTY WAIVES ALL RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT AND ACKNOWLEDGES THAT THIS WAIVER IS MADE KNOWINGLY, VOLUNTARILY, AND AFTER CONSULTING WITH (OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH) COUNSEL OF ITS OWN CHOOSING AS TO THE MEANING OF THIS WAIVER.

19.

Time of Essence; Calculation of Time Periods.    Except as provided in Section 4.1, time is of the essence as to each and every provision of this Agreement.  If any date upon which action is required under this Agreement (including, without limitation, any date which serves as the expiration of any time period set forth herein) shall be a Saturday, Sunday or legal holiday, the date for the performance of such action shall be extended to the first Business Day after such date which is not a Saturday, Sunday or legal holiday.

20.

Counterparts; Fax Signatures  Signatures to this Agreement transmitted by facsimile, telecopy or portable document format (.pdf) shall be binding on the Party transmitting such signatures and such Party shall not use as a defense against the enforceability of this Agreement the fact that such signature so transmitted is not original.  This Agreement may be signed in counterparts, each of which shall be enforceable against the Party executing and delivering same, and all of which shall constitute a single and enforceable agreement.  Any facsimile or portable document format (PDF) signature shall be replaced with an original signature as promptly as practicable.

21.

No Third Party Rights.    Unless expressly stated in this Agreement to the contrary, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to this Agreement and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any Party to this Agreement.

22.

Confidentiality.    Purchaser shall, and shall cause all of its Affiliates, employees and advisors to, keep confidential and shall not disclose the terms of the transfers contemplated in this Agreement, including, without limitation, the Purchase Price and all other financial terms, without the prior written consent of Seller.  No press release or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be made without the prior written consent of both Seller and Purchaser.  Notwithstanding the foregoing, Purchaser shall in its sole judgment be permitted to file a Current Report on Form 8-K, provided that none of the financial terms of this Agreement shall be disclosed, unless otherwise required in the opinion of Purchaser’s counsel in its sole discretion.  Any information to be provided therein shall be reviewed in advance by Seller, Purchaser shall use good faith in taking into account Seller’s comments (if any).  Purchaser shall prior to filing share a copy of the proposed filing with Seller.

23.

Exclusivity.    From and after the Effective Date, , (i) neither the Seller nor any of its Affiliates shall enter into any agreement, commitment or understanding with respect to the transactions contemplated in this Agreement (an “Acquisition Proposal”), (ii) Seller shall promptly advise Purchaser of any unsolicited offer, inquiry or request for information received by it or any of its Affiliates, and (iii) Seller shall terminate and advise its affiliates, agents and representatives to terminate any and all existing discussions and negotiations with any persons or group of persons other than Purchaser and its Affiliates regarding any Acquisition Proposal received by Seller during the effective period of this Agreement;provided,however, that if Closing has not occurred by  12:00 P.M. Eastern time December 23, 2015, then clauses (i) through (iii) shall no longer apply; and further provided, that if Seller enters into an agreement as permitted after 12:00 P.M. on December 23, 2015, such agreement shall expressly permit Closing hereunder through December 31, 2015.

24.

Know Your Customer.  Seller must complete certain “know your customer” procedures regarding Purchaser, including, without limitation, understanding who Purchaser is and Purchaser’s source of funds.  To this end, Purchaser shall cooperate with Seller in these efforts consistent with Seller’s policies, including, without limitation, delivering to Seller upon request the full names of the individuals and business entities involved in the transaction on Purchaser’s behalf, all parties contributing or receiving any money, compensation or ownership interests, and a detailed Purchaser organization chart.  This Section 24 shall survive the Closing or any termination of this Agreement.

25.

Purchaser’s Cooperation with Seller.  After the Closing Date, Purchaser agrees to reasonably cooperate with Seller, and to cause Purchaser’s Affiliates to reasonably cooperate with Seller, in providing such additional information and documentation on Purchaser's and its Affiliates’ legal or beneficial ownership, policies, procedures and sources of funds as Seller reasonably deems necessary or prudent to enable Seller to comply with Anti-Money Laundering Laws as now in existence or hereafter amended.   This Section 25 shall survive the Closing or any termination of this Agreement.

26.

Limitation on Liability.  No present or future non-entity partner, member, director, officer, shareholder, employee, advisor, agent, attorney, asset manager, or sub-asset manager of Seller (a “Seller Party”) or Purchaser Party (a “Purchaser Party”) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser, for itself and all of its Affiliates, hereby waives any and all such personal liability as to each Seller Party and Seller, for itself and all of its Affiliates, hereby waives any and all such personal liability as to each Purchaser Party.  The limitations on liability contained in this Section 26 are in addition to, and not in limitation of, any limitation on liability applicable to Seller or Purchaser provided in any other provision of this Agreement or by law or by any other contract, agreement or instrument.

27.

Amendment; Waiver. This Agreement may be amended only by a written instrument executed by Seller and Purchaser.  Any failure of either Party to comply with any obligation, agreement or condition under this Agreement may only be waived in writing by the other Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No failure by a Party to take any action against any breach of this Agreement or default by the other Party shall constitute a waiver of such Party’s right to enforce any provision of this Agreement or to take any such action.

28.

Resolution of Conflicts.   If there is any inconsistency or conflict between the terms and provisions of this Agreement and the terms and provisions of any document executed by the Parties in connection herewith, the terms and provisions of this Agreement shall control as between Seller and Purchaser.

29.

No Presumption Regarding Drafting.  Each Party acknowledges that it has reviewed this Agreement prior to its execution and that changes were made to this Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Agreement, the provision shall be deemed to have been drafted by all of the Parties and shall not be construed against any Party on the basis that the Party was responsible for drafting that provision.

30.	Business Days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

General Electric Capital Corporation

By:	/s/ Jacob Sigel
Name:	Jacob Sigel
Title:	Authorized Signatory

MMA Capital TC Fund I, LLC

By:	/s/ Gary A. Mentesana
Name:	Gary A. Mentesana
Title:	Executive Vice President